Exhibit 99.1

[Letterhead of]

Baker & McKenzie LLP

December 1, 2011

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

RE:                              Agreement and Plan of Merger Among Ecolab Inc., Sustainability Partners Corporation and Nalco Holding Company

Ladies and Gentlemen:

We have acted as counsel for Ecolab Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger dated as of July 19, 2011 (the “Agreement”), among Ecolab, Sustainability Partners Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Nalco Holding Company, a Delaware corporation (“Nalco”), whereby Nalco will merge with and into Merger Sub (the “Merger”) with Merger Sub becoming the “Surviving Corporation”, on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Agreement and references herein to the Agreement shall include all exhibits and schedules thereto.  This opinion is delivered pursuant to Section 8.2(d) of the Agreement.

We have examined the (i) the Agreement, (ii) the registration statement of Ecolab on Form S-4 (the “Registration Statement”) and (iii) the representation letters of the Company (together with Merger Sub) and Nalco delivered to us for purposes of this opinion (the “Representation Letters”).  In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Company (together with Merger Sub) and Nalco in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the Company, Merger Sub or Nalco or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification and (v) all applicable reporting requirements have been or will be satisfied.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.  If any of the above described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions stated herein, in our opinion (i) the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) each of Ecolab, Merger Sub, and Nalco will be a party to such reorganization within the meaning of Section 368(b) of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. Federal taxation. We do not express any opinion herein concerning any law other than the Federal law of the United States.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion in Exhibit 99.1 to the Registration Statement.

To ensure compliance with requirements by the Internal Revenue Service, we inform you that: (i) any U.S. Federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax penalties under the Code; (ii) such advice was written in connection with the promotion or marketing of the transaction or matters addressed herein; and (iii) taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP